Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

GLOBAL BLOOD THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$5,818,238,042.00	.0000927	$539,350.67
Fees Previously Paid	—		—
Total Transaction Valuation	$5,818,238,042.00
Total Fees Due for Filing			$539,350.67
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$539,350.67

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 7, 2022, by and among Pfizer Inc., Ribeye Acquisition Corp. and Global Blood Therapeutics, Inc.

(i)	Title of each class of securities to which the transaction applies: Common stock, par value $0.001 per share (“Common Stock”), of Global Blood Therapeutics, Inc.

(ii)
Aggregate number of securities to which the transaction applies: As of the close of business on August 15, 2022, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 87,241,673, which consists of:

a.	67,475,564 issued and outstanding shares of Common Stock;

b.	3,961,259 shares of Common Stock subject to issuance pursuant to outstanding Company Stock Options;

c.	4,005,295 shares of Common Stock subject to issuance pursuant to outstanding Company Restricted Stock Units;

d.
393,106 shares of Common Stock subject to issuance pursuant to outstanding Company Performance Stock Units, other than those tied to a price hurdle with respect to a share of Common Stock (and not relative total shareholder return) (assuming achievement of the maximum level of performance);

e.	90,000 shares of Common Stock estimated to be issuable pursuant to the Company ESPP after August 15, 2022 and prior to the Closing; and

f.
11,316,449 shares of Common Stock subject to issuance pursuant to the conversion of the Convertible Notes (assuming all outstanding Convertible Notes are converted following the Closing within the Make-Whole Fundamental Change Period (as defined in the Convertible Notes Indenture)).

(iii)
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on August 15, 2022, the underlying value of the transaction was calculated as the sum of:

a.	the product of 67,475,564 shares of Common Stock multiplied by the Merger Consideration of $68.50;

b.
the product of 3,961,259 shares of Common Stock subject to issuance pursuant to outstanding Company Stock Options multiplied by $28.66 (which is the difference between $68.50 and the weighted average exercise price of $39.84 per share);

c.	the product of 4,005,295 shares of Common Stock subject to issuance pursuant to outstanding Company Restricted Stock Units multiplied by the Merger Consideration of $68.50;

d.
the product of 393,106 shares of Common Stock subject to issuance pursuant to outstanding Company Performance Stock Units, other than those tied to a price hurdle with respect to a share of Common Stock (and not relative total shareholder return) (assuming achievement of the maximum level of performance) multiplied by the Merger Consideration of $68.50;

e.	the product of 90,000 shares of Common Stock estimated to be issuable pursuant to the Company ESPP after August 15, 2022 and prior to the Closing multiplied by the Merger Consideration of $68.50; and

f.
the product of 11,316,449 shares of Common Stock subject to issuance pursuant to the conversion of the Convertible Notes (assuming all outstanding Convertible Notes are converted following the Closing within the Make-Whole Fundamental Change Period (as defined in the Convertible Notes Indenture)) multiplied by the Merger Consideration of $68.50 (such sum, the “Total Consideration”).

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .0000927.